ERNST & YOUNG LLP             787 Seventh Avenue              Phone 212-773-3000
                           New York, New York  10019

INDEPENDENT ACCOUNTANTS' REPORT ON REVIEW OF INTERIM
               FINANCIAL INFORMATION

To the Stockholder's
Volt Information Sciences, Inc.

We have reviewed the accompanying unaudited condensed consolidated balance sheet of Volt Information Sciences, Inc. and subsidiaries as of August 5, 2001, and the related condensed consolidated statements of operations for the nine and three month periods ended August 5, 2001 and July 28, 2000, and the condensed consolidated statements of cash flows for the nine month periods ended August 5, 2001 and July 28, 2000. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to accounting data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet of Volt Information Sciences, Inc. as of November 3, 2000, and the related consolidated statements of income, stockholders equity and cash flows for the year then ended, not presented herein; and in our report dated December 20, 2000, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of November 3, 2000, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                  Ernst & Young LLP

September 5, 2001

                                  Exhibit 15.2